Exhibit 99.1

Codexis, Inc. 200 Penobscot Drive Redwood City, CA 94063 Tel: 650.421.8100 www.codexis.com

Codexis Appoints John J. Nicols as President and Chief Executive Officer

Redwood City, CA – June 4, 2012 – Codexis, Inc. (NASDAQ: CDXS), a developer of industrial enzymes to enable the cost-advantaged production of biofuels, bio-based chemicals and pharmaceutical intermediates, today announced the appointment of John J. Nicols as President and Chief Executive Officer. Mr. Nicols will begin his new role on June 13, 2012. Mr. Nicols will be appointed to the company’s Board of Directors following the commencement of his employment as President and Chief Executive Officer.

Mr. Nicols served most recently as Senior Vice President, Strategic Development and Catalysts, at Albemarle Corporation (NYSE: ALB), a specialty chemicals company with a current market capitalization in excess of $5 billion. As head of the largest of Albemarle’s three publicly reported business segments, Mr. Nicols has been responsible for a $1.1 billion P&L statement covering a diverse set of global catalyst business operations and joint ventures. Since Mr. Nicols took over the Catalysts division in January 2007, sales have grown $278 million, which equates to a compound annual growth rate of 5.9%. In addition, the Catalysts division has generated segment income margins of at least 28 percent over the last two years, which are nearly double the margins of earlier periods. The resulting Catalysts division segment income grew by $200 million from 2006 to 2011, a compound annual growth rate of 21.2%. In addition to his financial achievements in Catalysts, Mr. Nicols strategically drove Albemarle to expand globally, including substantial new facilities investment projects currently underway in South Korea, Saudi Arabia and Brazil. The projects in Saudi Arabia and Brazil are joint ventures with leading global companies, SABIC and Petrobras, respectively.

During his more than 20-year career at Albemarle, Mr. Nicols managed multiple divisions of the company, driving sustained growth in its Flame Retardants and Fine Chemistry business units, and completed a three-year assignment in Tokyo, Japan from 1995 to 1998. He also co-led a corporate strategy review that focused on driving the corporation’s organic new business development opportunities. The success of this project recently led Albemarle to appoint Mr. Nicols as head of company-wide Strategic Development.

“John Nicols brings to Codexis a 20-year track record of success in commercializing new products in the chemicals industry, managing growth for multiple business units, and developing and executing corporate strategy,” said Tom Baruch, Chairman of the Board for Codexis, Inc. “John has the perfect mix of leadership and experience to bring Codexis CodeXyme™ cellulase enzymes and CodeXol™ detergent alcohol to market.”

“I am excited to become a member of the great team at Codexis, and to lead the company’s transformation to a world-scale commercial entity in its biofuels and bio-based chemical businesses. Our first priority is to complete the development of CodeXyme™ cellulase enzymes

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and CodeXol™ detergent alcohol,” said incoming President and CEO, John J. Nicols. “I envision that Codexis’ CodeEvolver™ directed evolution technology platform will continue to generate differentiated commercial products in the pharmaceuticals, chemicals and fuels markets.”

“We are all grateful to Peter Strumph for actively leading Codexis during the last several months. His understanding of the company and his engagement with our shareholders and employees kept us on course,” Mr. Baruch stated. “With John’s appointment, the Board and John will now focus on the successful completion of our pending CFO search.”

Biographical Information for John J. Nicols

Mr. Nicols has served in various capacities at Albemarle Corporation, a public company focused on the development, manufacture, and marketing of highly engineered specialty chemicals, since he joined that company in 1990. Since March 2012, Mr. Nicols has served as its Senior Vice President, Strategic Development and Catalysts. Mr. Nicols previously served as its Vice President, Catalysts from January 2007 to February 2012, its Vice President, Fine Chemistry from June 2002 to December 2006, its Division Vice President, Global Flame Retardants business from February 1999 through June 2002 and its Asia Pacific Business Director for the Bromine Chemicals business, based in Tokyo, Japan, from 1995 to 1998. Prior to his time with Albemarle Corporation, Mr. Nicols worked for three years in manufacturing and research and development for Hercules, Inc. Mr. Nicols received a B.S. in Chemical Engineering from the Polytechnic Institute of New York University and an M.B.A. from the Sloan School of Management at the Massachusetts Institute of Technology.

About Codexis, Inc.

Codexis, Inc. is a developer of industrial enzymes to enable the cost-advantaged production of biofuels, bio-based chemicals and pharmaceutical intermediates. Codexis’ product lines include CodeXyme™ Cellulase Enzymes and CodeXol™ Detergent Alcohol. Partners and customers include global leaders such as Shell, Merck and Pfizer. For more information, see www.codexis.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to Codexis’ transformation from the development stage to commercialization in its biofuels and bio-based chemical business opportunities. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and could materially affect actual results. Factors that could materially affect actual results include our need for substantial additional capital in the future in order to expand our business, our dependence on our collaborators and various challenges to the feasability of the production and commercialization of biofuels and bio-based chemicals derived from cellulose. Additional factors that could materially affect actual results can be found in Codexis’ Quarterly Report on Form 10-Q for the period ended March 31, 2012 filed with the Securities and Exchange Commission on May 10, 2012, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contacts:

Investors: Jay Sarwar, ir@codexis.com, 650-421-8126

Media: Wes Bolsen, media@codexis.com, 650-421-2356

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